Exhibit 10.1

[Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential.]

MANUFACTURING AND SUPPLY AGREEMENT

MANUFACTURING AND SUPPLY AGREEMENT, dated as of October 24, 2026 (the “Effective Date”), by and between Kenvue Brands LLC, a Delaware limited liability company ("Buyer"), and Sonoma Pharmaceuticals, Inc. ("Manufacturer"). Buyer and Manufacturer are each a “Party” and are collectively, the “Parties”.

WHEREAS, Buyer has certain Products (as hereinafter defined) which it desires to have manufactured for it;

WHEREAS, Manufacturer is in the business of manufacturing products;

WHEREAS, Buyer desires to have Manufacturer manufacture the Products pursuant to the terms of this Agreement; and

WHEREAS, Manufacturer desires to manufacture such Products for Buyer pursuant to the terms of this Agreement in exchange for the Price (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used throughout this Agreement, each of the following terms shall have the respective meaning set forth below:

1.01 “Affiliate” of a Party means any entity which directly or indirectly controls, is controlled by or is under common control with such Party.

1.02 “Background Intellectual Property Rights” means collectively, all patents, inventions, trademarks, trade dress, copyrights, know-how, domain names, and all intellectual property rights therein, whether registered or unregistered, including all applications, rights to apply, grants, renewals, and extensions therefor, and rights to claim priority therefrom, which rights or similar or equivalent forms of protection subsist or will subsist in the future worldwide that are owned by a Party, or which a Party has the right to use, that: (i) were in existence prior to the Effective Date, or (ii) are made by such Party outside the work performed under this Agreement and do not incorporate any Confidential Information or intellectual property of the other Party.

1.03 “cGMPs” mean the current Good Manufacturing Practices stipulated or promulgated from time to time by Regulatory Authorities (as hereinafter defined) that are applicable to the manufacturing, production and supply of Product in the Territory (as hereinafter defined).

1.04 “ERP System” means Buyer’s SAP Enterprise Resource Planning system.

1.05 “Improvement(s)” means any change, improvement, modification or development to the Product, the Specifications, the Raw Materials or the method or process of manufacture or production of the Product.

1.06 "Intellectual Property Rights" mean the intellectual property, trade secrets, know-how, technology and information, whether or not protected by patents, including any Improvements to the Product, that are required in order to make any Product.

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1.07 “Maximum Raw Materials Waste Cost” means the maximum allowable amount of waste for each Raw Material used in the manufacturing of the Product, as specified in Schedule C. The Maximum Raw Materials Waste Cost represents the dollar amount that the Manufacturer may invoice the Buyer for Raw Materials waste. This cost will be determined by multiplying the percentage of allowable waste for each Raw Material (as set forth in Schedule A, or if not included in Schedule A as of the Effective Date, as mutually agreed upon by the Parties and subsequently added to Schedule A) by the applicable Raw Materials Price (as defined herein), and aggregating all such amounts. This calculation shall also encompass any inbound freight costs incurred by the Manufacturer.

1.08 “Portal” means Buyer’s SAP ICH Interface.

1.09 “Price” means the Conversion Price, the appropriate Raw Materials Price, the Maximum Raw Material Waste Cost and the Transportation Cost, if any (each, as hereinafter defined), as applicable to such Product on a Product-by-Product basis.

1.10 “Product” shall mean each of those products (in final finished form) set forth on Schedule A to this Agreement attached hereto and incorporated herein, manufactured and packaged in accordance with the Specifications (hereinafter defined) and the requirements of this Agreement.

1.11 “Quality Agreement” means the agreement executed by the Parties contemporaneously with this Agreement (as amended, modified and restated from time to time) and which is attached hereto and incorporated herein as Schedule B, and which sets forth certain obligations and responsibilities each Party has with respect to certain quality provisions and procedures.

1.12 “Raw Materials” shall mean the chemicals, materials, components, and packaging required to manufacture and package the Products in accordance with the Specifications.

1.13 “Regulatory Approvals” means the permit, authorization and/or license for the Products issued by the relevant health authorities in the Territory, the underlying applications thereto, and any supplements and amendments to such Regulatory Approvals that authorize the holder of such license to market and sell the Products in the Territory.

1.14 “Regulatory Authority” means all governmental agencies or authorities regulating the manufacture, packaging, sale, shipment or storage of the Product in the Territory.

1.15 “Specifications” mean the specifications for each Product and the Raw Materials, including, without limitation, the specifications for the design, composition, product safety assurance, manufacture, packaging and quality control of the Products and the Raw Materials, as set forth in Buyer’s Global Specification System (“GSS”) on the Effective Date and as the same may hereafter be modified by Buyer in accordance with Article 6.

1.16 “Territory” means United States, its possessions and territories.

1.17 “Transportation Cost” means the cost and expense of transporting the Raw Materials to the Facilities (as hereinafter defined).

ARTICLE 2

SUPPLY OF PRODUCT

2.1 During the Term of this Agreement and subject to the terms herein, Manufacturer shall manufacture, package and supply Buyer with those quantities of Product as ordered by Buyer and on the date specified by Buyer, subject to the ordering procedures set forth in Article 4, the provisions set forth in Sections 5.09 and 12.02, and in accordance with the requirements set forth in Schedule F (Service Level Agreement (SLA)). The Parties acknowledge and agree that this Agreement is non-exclusive with respect to the Products, and that Buyer and its Affiliates may manufacture similar products, or have products manufactured by a third party (including competitors of Manufacturer), either inside or outside the Territory, and Buyer and its Affiliates have the right to market, sell and distribute, or have marketed, sold or distributed Products inside the Territory. The Parties acknowledge and agree that Buyer is not obligated to buy any minimum or specific amount of Product under this Agreement, except for the quantities of Product that Buyer shall actually order through Binding Orders (as defined in Section 4.01).

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ARTICLE 3

PRICES FOR PRODUCT

3.01 Price. Throughout the Term of the Agreement, Manufacturer shall charge Buyer the Price for each Product ordered and delivered to Buyer in accordance with the terms herein. For each Product SKU, Manufacturer shall provide a breakdown for each component of Price and how each component contributes to the overall Price in the form provided in Schedule C. Manufacturer agrees to operate on an open Bill of Materials (BOM) and cost breakdown basis. The Price for Product will be specified and set forth in Buyer’s ERP System and Manufacturer shall have access to such ERP System via the Portal. Buyer shall email to Manufacturer a monthly open purchase order report to the email address designated by Manufacturer in the ERP System.

3.02 Conversion Price. (a) The price which Manufacturer shall charge Buyer for the actual manufacturing, packaging and supplying of each Product delivered to Buyer in accordance with the terms herein during the Term of this Agreement, other than the Raw Materials Price, the Maximum Raw Material Waste Cost, and the Transportation Cost, if any, shall be the conversion price for such Product set forth on Schedule C (the “Conversion Price”). The Conversion Price is subject to adjustment only as expressly provided in this Agreement, including in accordance with Article 6 (Improvements). Manufacturer shall provide Buyer with details of the Conversion Price on Schedule C such that Buyer shall have visibility to bulk costs and conversion costs separately.

(b) For purposes of clarification and the avoidance of doubt, the Conversion Price includes all charges, costs and expenses that Manufacturer may incur (both internally and externally) in connection with manufacturing, packaging and supplying Buyer with the fully-finished Product that conforms to the Specifications and the requirements of this Agreement (other than the Raw Materials Price, the Maximum Raw Material Waste Cost, and the Transportation Cost (if any)), including, without limitation, all testing of Raw Materials and Product, Product and cleaning validation services, market stability testing and complaint investigations.

3.03 Raw Materials Price. The price which Manufacturer shall charge Buyer for the cost of the Raw Materials purchased from Other Suppliers is the price set forth on Schedule C. Manufacturer will not charge Buyer for any Raw Materials that have not been incorporated into Product delivered to Buyer in accordance with Article 4, or which Raw Materials were not purchased in accordance with Section 4.04(a). The Raw Materials Prices are subject to adjustment only as expressly provided herein. Except for any Transportation Costs as permitted in accordance with Section 4.04(f), Manufacturer shall not seek reimbursement from, or charge Buyer for, any additional costs associated with the Raw Materials other than Price set forth on Schedule C.

3.04 Maximum Raw Material Waste Cost. The amount which Manufacturer shall charge Buyer for the Maximum Raw Material Waste Cost is the amount set forth on Schedule C. Such amount is the agreed upon dollar amount that Manufacturer can invoice Buyer for Raw Materials waste. The Maximum Raw Material Waste Cost for each Raw Material is calculated by multiplying the percentage of allowable waste (e.g., the “allowable waste percentage”) for such Raw Material by its Raw Materials Price. The allowable waste percentage for each Raw Material shall not increase for the Term of the Agreement. Raw Materials for new products introduced during the Term of this Agreement will be evaluated to determine if they should be included in one of the existing waste percentage categories or if a new category should be established.

3.05 Transportation Cost. The cost which Manufacturer shall charge Buyer for the Transportation Cost, if any, is the amount set forth on Schedule C.

3.06 Price Adjustments. (a) Price Adjustments to Reflect the Actual Costs of the Raw Material and the Transportation Costs. (i) The Parties agree that the Suppliers (as hereinafter defined) may vary the prices of certain Raw Materials during the Term of the Agreement; however, each month during the Term, the Manufacturer shall only charge the Buyer for the cost of the Raw Materials at the Raw Materials Prices set forth on Schedule C, regardless of the price which the Supplier charges the Manufacturer for such Raw Materials. The Parties further agree that the Carriers (as hereinafter defined) may vary the costs for transporting the Raw Materials during the Term of the Agreement; however, each month during the Term, the Manufacturer shall only charge Buyer for the Transportation Costs set forth on Schedule C, regardless of the price which the Carrier charges the Manufacturer for such transportation costs.

(b) The Conversion Price. Except as permitted in accordance with Article 6 (Improvements), the Conversion Price shall not be adjusted throughout the Term of the Agreement.

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(c) The Maximum Raw Material Waste Cost. The Maximum Raw Material Waste Cost shall not be adjusted throughout the Term of the Agreement.

(d) Adjustments  to the Transportation Cost. The Transportation Cost shall not be adjusted throughout the Term of the Agreement.

(e) Minimum Order Quantities. Minimum order quantities are set forth on Schedule A and L.

3.07 Price for New Products. (a) In the event Buyer has notified Manufacturer that it desires to add another product to Schedule A and Manufacturer has indicated a willingness to negotiate the terms for such new product, the Parties will negotiate the Price for such new product in good faith. If the Parties reach mutual agreement upon the Price and all other necessary terms, the Parties shall update Schedule A and Schedule C to include such new product and the corresponding Price (without the need for both Parties to execute an amendment in accordance with Section 20.05). Both Parties acknowledge and agree that Buyer is under no obligation to offer any new or additional products to Manufacturer and Manufacturer is under no obligation to accept new or additional products.

(b) In connection with such discussions for a new product, Manufacturer agrees to provide Buyer with operational and financial information as reasonably requested by Buyer so that Buyer can use such information to develop a computer-based price estimator. Although such price estimator shall not be dispositive, both Parties agree that the price generated through the computer-based price estimator may expedite the discussions concerning the price for such new product. Manufacturer further agrees that in such price discussions, if the new product is a line extension, then the intent shall be that the Conversion Price for such new product shall be the same as the base Product from which such line extension is derived, unless Manufacturer can substantiate through independently verifiable documentation the necessity for a price adjustment.

(c) In addition to the Price for each new product that is added to Schedule A in accordance with Section 3.07(a) and manufactured for Buyer in accordance with the terms herein, Manufacturer will be entitled to invoice Buyer for the actual cost of the validation of such product (without mark-up or premium), the parameters of which validation shall be established by Buyer; provided, however, Buyer shall not be responsible for paying any amount in excess of the validation amount set forth on Schedule A, regardless of the actual cost of such validation; and provided further, such validation cost is a one-time expense that is not incurred without Buyer’s prior written approval.

3.08 Payment Terms. All invoices must be submitted through Buyer’s preferred e-Invoicing method (Tungsten Network or e-mail), at no additional cost to Buyer, wherever permitted by applicable law, unless Buyer confirms otherwise in writing from time to time (including via www.kenvue.com/suppliers). Payment terms with respect to all undisputed invoices issued between Manufacturer and Buyer in accordance with the terms herein shall be [***] ([***]) calendar days from the date Product is unloaded and received into Buyer’s facilities (or such other location as designated by Buyer as the point of delivery), provided however, the actual payment to Manufacturer from Buyer (or its designee) will not be made until the next scheduled payment run as may be communicated from time to time via https://kenvue.service-now.com/, or as posted on via www.kenvue.com/suppliers). Buyer agrees that Product shall be unloaded into facilities within [***] ([***]) business days after delivery of Product to such facilities. Buyer shall make payments hereunder by electronic funds transfer. Manufacturer will not issue invoices for Binding Orders, manufactured Product or Product shipped to Buyer or any invoices to Buyer for the components of the Price (e.g., the Conversion Price, the Raw Materials Price, the Maximum Raw Material Waste Cost, or the Transportation Cost, if any), and the Parties shall utilize Buyer’s ERP System for Product shipped to Buyer in accordance with the terms of this Agreement. Buyer shall generate a daily settlement report indicating all Product received by Buyer and the final Price for all such Product as determined below. Manufacturer shall have [***] ([***]) days to notify Buyer in writing of any dispute in the quantity of Product received by Buyer as set forth in such settlement report and shall provide reasonable documentation (including the applicable ASN as provided under Section 9.05) to support the validity of such a dispute. If Manufacturer does not raise a dispute within such time period, the receipt quantity set forth in the settlement report shall be used by the Parties in determining the final payment amount due to Manufacturer. Final payment amount shall be determined by multiplying the Price on record in the ERP System on the date of receipt of such Product by the quantity received as set forth in such settlement report. Buyer shall make available to Manufacturer specific payment status details per shipment of Product through its Corporate Accounts Payable website. To the extent Buyer disputes any shipment of Product or any portion thereof, Buyer shall notify Manufacturer of its dispute and shall pay only the undisputed portion, if any, of such shipment. All payments made hereunder shall be in US dollars.

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3.09 Volume Pricing. To the extent that the quantity of Product purchased by Buyer exceeds current forecasts and such increased volume creates cost efficiencies for Manufacturer, Manufacturer shall use good faith efforts to pass those cost efficiencies on to Buyer by way of reducing the Price for Product.

3.10 Most Favored Customer. Manufacturer warrants and represents that all prices, charges, benefits (including allocation of product), warranties, and terms granted to Buyer pursuant to this Agreement are comparable to, or more favorable than, the prices, charges, benefits (including allocation of product), warranties, and terms that Manufacturer has offered to any entity for the Products or substantially the same products (hypochlorous acid-based cosmetic facial spray) within the Consumer Packaged Goods (CPG) industry and in the same channels as Buyer distributes the Products. In the event that, at any time during the Term of this Agreement, Manufacturer shall enter into a contract with any other entity for prices, charges, benefits (including allocation of product), warranties, or other terms that are more favorable to such entity in relation to any such products, Manufacturer shall promptly notify Buyer in writing of the existence of such more favorable terms. Upon receipt of such notification, Buyer shall immediately begin to receive the more favorable terms for the duration of the remaining Term of this Agreement. Furthermore, such more favorable terms shall apply retroactively to the effective date of the new contract entered into by Manufacturer with the other entity. Additionally, upon Buyer’s request, Manufacturer shall provide Buyer with a written confirmation, executed by an authorized officer of Manufacturer, affirming that this Section has not been contradicted by any transaction or agreement entered into by Manufacturer since the later of (i) the Effective Date of this Agreement or (ii) the date of the most recent notice provided by Manufacturer to Buyer pursuant to this Section. This written confirmation shall serve to ensure transparency and compliance with the terms outlined herein, thereby safeguarding Buyer’s interests in receiving competitive pricing and terms that align with those granted to other entities within the same CPG industry.

3.11 Manufacturing Fees. Buyer shall pay the manufacturing fees as set forth on Schedule L.

ARTICLE 4

FORECASTS; ORDERS; SUPPLIERS; RAW MATERIAL TRANSPORTATION

4.01 Forecasts. By the first business day of each calendar week during the Term, Buyer (or Buyer’s designee on behalf of Buyer) shall post in the ERP System a rolling forecast by Product as set forth on Schedule A, of Buyer’s anticipated demand of Product on a weekly basis for the next [**] consecutive weeks, commencing with the week in which such forecast is posted (each, a “Forecast”). Each Forecast, including the delivery dates, is non-binding, except for the first [***] weeks of such Forecast which shall constitute a binding order for the quantity of Product set forth for such weeks in the Forecast (a “Binding Order”).

4.02 Forecast Adjustment Limitations. Buyer shall have the right to make adjustments to the Forecast within the following limitations: (a) The volumes specified in weeks one (1) through [***] ([***]) of each Forecast shall be binding. (b) The volumes specified in weeks [***] ([***]) through [*****] ([**]) of each Forecast may be modified by any amount. (c) Manufacturer will use commercially reasonable efforts to accommodate all fluctuations in non-binding Forecasts. Any orders placed less than [***] ([***]) days prior to anticipated delivery will be subject to a rush fee as set forth on Schedule L.

4.03 Orders. Buyer shall be obligated to purchase the Binding Order. The Parties acknowledge and agree that Buyer is not obligated to buy any specific or minimum amount of Product under this Agreement, except for the Binding Order. Orders are subject to the pricing set forth in Schedule A and L. Immediately following receipt of the Forecast and each purchase order, Manufacturer in turn shall acknowledge receipt of said Binding Order and each issued purchase order, and confirm within [***] ([***]) days its ability to manufacture, package and supply such Product to Buyer in accordance with the terms of the Binding Order and each such issued purchase order, including, without limitation, delivering such Product by the date(s) of delivery. Such acknowledgement of receipt and confirmation shall be made by Manufacturer to Buyer in the ERP System through the Portal. During the Term, Manufacturer shall limit its production of Product at any time to meet the requirements of the Binding Order, plus required lead-time for production, and Manufacturer shall manufacture and deliver Product in accordance with the remaining shelf-life requirements for each Product as set forth in Schedule A. Notwithstanding the foregoing, Manufacturer shall deliver all Product so ordered on the requested delivery date in each purchase order. In the event Manufacturer will not be able to fulfill such Binding Order or purchase order in accordance with the terms herein, Manufacturer shall notify Buyer through the Portal (or in another manner as agreed to by Buyer) immediately following receipt of such Forecast or purchase order, as applicable. Manufacturer acknowledges that its failure to fulfill the Binding Order in accordance with its terms (even if Manufacturer immediately notifies Buyer of its inability to fulfill such Binding Order) is a material breach of Manufacturer’s obligations under this Agreement provided that such Binding Order does not exceed a variation of [***]% from the current posted Forecast, except to the extent such failure is caused by a Force Majeure Event (as hereinafter defined), and Buyer shall be permitted to exercise all remedies afforded to it hereunder. For avoidance of doubt, if the current posted ([****]) Forecast is [***] units, and [***] units for months [***], if the Binding Order differs from [***] by more than [***] units, then failure to fulfill the order would not be considered a breach

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4.04 Raw Materials; Safety Stock. (a) Ordering. (i) In order for Manufacturer to meet its obligation to supply Product under this Agreement, Buyer and Manufacturer agree that Manufacturer must order Raw Materials in accordance with the defined lead times that have been agreed to by the Parties. Manufacturer shall be entitled to order those quantities of Raw Materials required to manufacture those Products set forth in the Binding Order so that Manufacturer will be able to comply with Buyer’s delivery dates for Buyer’s actual and anticipated Product requirements. In addition to those quantities of Raw Materials required to manufacture those Products set forth in the Binding Order, in order to help ensure the timely manufacture and supply of Products, Buyer authorizes Manufacturer to keep a safety stock of Raw Materials as set forth in Schedule F. Such safety stock of Raw Materials inventory shall be based on the monthly average of quantities forecasted in the Forecast. Manufacturer shall store such safety stock of Raw Materials at its own cost and expense, except as may be set forth in Schedule F, in accordance with the provisions of Sections 4.04(a)(ii) and 11.12. (ii) Manufacturer agrees that it is responsible for, and shall administer the procurement of,  the Raw Materials in accordance with the terms herein. Manufacturer shall notify Buyer promptly in the event that it becomes aware of, or if it believes that there is a reasonable likelihood of the occurrence of, any shortage or stock-out of any Raw Material.

Manufacturer’s responsibilities in connection with the purchasing and procurement of the Raw Materials from the Suppliers in accordance with the terms herein, shall include, without limitation: transporting, receiving, inspecting and storing the Raw Materials (including, without limitation, inspecting all Raw Materials upon receipt in accordance with any test methods provided by Buyer to Manufacturer and identifying any defects or nonconformance to specifications or quality requirements, and identifying any apparent nonconformance in odor or color or damage to packaging); maintaining sufficient administration, working capital, insurance, information systems, material management and supplier metrics to track that the Supplier is delivering the quantity and quality of Raw Materials requested by Manufacturer and which Raw Materials meet the Specifications; ensuring that adequate supplies of Raw Materials are available at all times throughout the Term of the Agreement, subject to the provisions of Section 4.04(a)(i); ensuring that such Raw Materials are purchased and procured from the appropriate Supplier; paying the Supplier in accordance with such Supplier’s terms; ensuring that each Raw Material is transported by the appropriate Carrier; paying Carriers as required; and resolving all supply and quality issues that arise in connection with such Supplier.

(b) Other Raw Materials. (i) For those Raw Materials listed on Schedule C, Manufacturer shall negotiate its own agreements with suppliers of its choice for such Raw Materials (the “Other Suppliers) and shall comply with such contractual arrangements with such Other Supplier, subject to the terms herein. The price which Manufacturer charges Buyer for all Raw Materials purchased from an Other Supplier shall be the actual cost paid by Manufacturer, without the benefit of any mark-up or margin as determined at the commencement of the engagement of such Other Supplier and as set forth on Schedule C. Manufacturer shall provide to Buyer on a monthly basis, a schedule of the actual cost paid by Manufacturer for all Raw Materials purchased from the Other Suppliers, such schedule to be in a form mutually agreed to by Buyer and Manufacturer. (ii) To the extent a Raw Material that is to be purchased through an Other Supplier does not have a purchase price set forth on Schedule C as of the Effective Date during the Term in accordance with Section 4.04(d) or which Raw Material is added to Schedule C subsequent to the Effective Date, the Parties agree that Manufacturer shall identify a supplier for such Raw Material, negotiate a purchase price for such Raw Material and obtain the prior written approval of Buyer before engaging or committing to use such supplier. If Buyer believes that such supplier’s price is acceptable, Buyer shall issue written approval to Manufacturer and Schedule C shall be updated accordingly to reflect such price for such Raw Material (without the need for both Parties to execute an amendment in accordance with Section 20.05). Manufacturer will not purchase any Raw Material for which there is not yet an agreed upon price set forth on Schedule C, unless (x) Buyer provides its prior written approval to purchase such Raw Materials at a particular price or (y) Manufacturer can substantiate to Buyer that Manufacturer was required to purchase such Raw Material in advance of Buyer’s approval to fulfill Buyer’s Binding Order (in accordance with Article 4) and avoid a delay in delivering Product to Buyer in accordance with Buyer’s requested delivery date for the Product. (iii) Manufacturer shall be solely responsible for the cost of qualification of any Raw Material changes made during the Term with respect to Raw Materials purchased from Other Suppliers. Any changes to Raw Materials shall be made in accordance with the requirements of Section 6.02(a) hereof.

4.05 Supplier Forecast. The Manufacturer will use its best efforts to provide the Suppliers with a twelve (12) month forecast, outlining the anticipated demand for Raw Materials. This collaborative approach aims to ensure that all parties are well-informed and can plan accordingly.

4.06 Conflicts. No terms and conditions of any purchase order or provision included in any invoice, estimate, confirmation, acceptance, or any other similar document in connection with this Agreement will be effective unless expressly stated otherwise in a writing signed by each of the Parties. Any additional provisions in accordance with the foregoing, shall expressly be subject to this Agreement. To the extent of any conflict or inconsistency between this Agreement and such provisions, the terms of this Agreement shall govern, unless such writing includes the section number of this Agreement that the Parties agree no longer governs or is modified for the matter covered thereby. In the event of any conflict or inconsistency between any term this Agreement related to quality assurance matters and any term of the Quality Agreement, the term of the Quality Agreement shall prevail. The standard conditions of sale of Manufacturer shall never be applicable.

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ARTICLE 5

RELIABILITY REQUIREMENTS;

ADDITIONAL UNDERSTANDINGS OF THE PARTIES

5.01 Compliance with Reliability Metrics. (a) Manufacturer agrees that it shall manufacture and supply Product under this Agreement in accordance with the performance and reliability metrics set forth in Schedule H attached hereto and made a part hereof (collectively, the “Metrics”). Manufacturer shall devote adequate resources and capacity and use best efforts to ensure the timely fulfillment and performance of the Metrics. Manufacturer shall provide Metrics reporting as set forth in Schedule H and Manufacturer’s compliance with the Metrics shall be measured by Buyer at the intervals and in the manner as set forth in Schedule H. Manufacturer and Buyer agree to use a continuous improvement process to refine the Metric planning and monitoring activities between the Parties, including ongoing participation in meetings by the Parties to be scheduled at mutually agreeable times and locations. The Metrics will be reviewed by the Parties at least once per calendar year, and the Metrics may be amended only by the mutual written agreement of the Parties.

(b) If Manufacturer fails to meet any of the Metrics or Manufacturer’s performance falls below the Metrics as set forth in Schedule H, Manufacturer will use its best efforts to timely cure such failure in performance (including, without limitation, following all remediation and/or resolution requirements specified for such Metric in Schedule H) and provide to Buyer a written report of all steps taken to cure such failure and progress achieved.

(c) Notwithstanding the Manufacturer's efforts to remedy any failure in performance, the Parties agree that in the event of failure to meet the specified targets, the conditions outlined in Schedule F (Service Level Agreement) clause 4.4, Failure to Meet Target, shall apply. The Parties acknowledge that the provisions in Schedule F will govern the consequences of such failures, and any necessary adjustments will be addressed in accordance with those terms. Manufacturer acknowledges that its failure to satisfy any Metric or to timely cure such failure is a material breach of Manufacturer’s obligations under this Agreement (except to the extent such failure is caused by a Force Majeure Event) and Buyer shall be permitted to exercise all remedies afforded to it under this Agreement, including without limitation the right to claim all damages and losses incurred.

5.02 Capacity Requirements. (a) Manufacturer shall at all times during the Term dedicate and make available sufficient Product production capacity for the manufacture and supply of Product hereunder in accordance with the Forecasts and as otherwise agreed to between the Parties. Any specific capacity requirements agreed to by the Parties shall be set forth in Schedule H. Accordingly, Manufacturer shall define manufacturing capacity for each Product manufactured for Buyer hereunder and provide Buyer with a manufacturing capacity model and capacity data on the first day of each quarter in a quarterly report, or as requested by Buyer or set forth in Schedule H. The Parties agree to review such data and reports at mutually agreeable times and to periodically review Manufacturer’s capacity requirements hereunder. If Buyer requests that Manufacturer reserve manufacturing capacity for the production of Product in excess of the amounts which the Parties mutually agree is required to manufacture Product in accordance with current and anticipated Forecasts, the Parties shall negotiate in good faith such excess capacity for the manufacture of Product. Manufacturer acknowledges that its failure to provide the reports and data required hereunder is a material breach of Manufacturer’s obligations under this Agreement (except to the extent such failure is caused by a Force Majeure Event) and Buyer shall be permitted to exercise all remedies afforded to it under this Agreement, including without limitation the right to claim all damages and losses incurred.

(b) In the event of any capacity restraints at Manufacturer’s Facilities, or if Manufacturer reasonably anticipates that there will be capacity constraints at any of its Facilities (including with respect to any excess capacity reserved for Buyer hereunder), Manufacturer shall promptly notify Buyer in writing of any such potential or actual capacity constraints and Manufacturer and Buyer shall promptly meet to discuss how to address such capacity constraints. At such meeting, Manufacturer shall notify Buyer whether such capacity constraints will prevent Manufacturer from satisfying (in accordance with purchase order delivery dates) purchase orders placed or expected to be placed by Buyer pursuant to the current Forecast. Manufacturer shall use its best efforts to eliminate or overcome such capacity constraints as soon as reasonably practicable. If during the Term Manufacturer fails to make available any excess Product capacity up to [***]% variation from the Binding Order, as required to be maintained by Manufacturer hereunder, Manufacturer shall reimburse or otherwise compensate Buyer through Price adjustments or rebates for any amounts paid by Buyer to reserve such excess capacity. Manufacturer and Buyer shall negotiate such reimbursement and/or compensation in good faith considering all relevant circumstances and data presented by the Parties.

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5.03 Other Affiliates. If any other Affiliate of Buyer desires to purchase the Product from Manufacturer under the terms of this Agreement, then, such Affiliate and Manufacturer shall execute an affiliate agreement in the form attached hereto as Exhibit J, an “Affiliate Agreement”), Manufacturer shall accord such Affiliate all of the benefits hereof and treat such affiliate as a “Buyer” for the purposes of this Agreement. The Affiliate Agreement shall contain any additional or differing terms specific to it. Each Affiliate Agreement, when executed, constitutes a separate and distinct agreement from this Agreement and from any other Affiliate Agreement executed by Manufacturer and an Affiliate of Buyer, and such Affiliate shall be entitled to enforce the Affiliate Agreement in its own name and shall be solely liable to the Manufacturer for any obligations and liabilities undertaken by it under such Affiliate Agreement. In the event of any conflict between the terms of this Agreement and any Affiliate Agreement, the terms of this Affiliate Agreement shall prevail, except to the extent that the applicable Affiliate Agreement expressly and explicitly states an intent to supersede this Agreement on a specific matter. An amendment to the terms of this Agreement contained in an Affiliate Agreement shall be effective solely with respect to the terms of this Agreement as incorporated in such Affiliate Agreement, and not to the terms of this Agreement or the terms of any other Affiliate Agreement. Any amendment to the terms of this Agreement shall be effective for all Affiliate Agreements, unless it specifies otherwise either in the amendment or in an Affiliate Agreement.

5.04 Exclusive Rights. The Parties agree that Buyer owns all the Intellectual Property Rights with respect to the Products (except as set forth in Section 14.02), and except as set forth in Section 5.05, Manufacturer and its Affiliates have no rights to use such Intellectual Property Rights. During the Term of the Agreement, Manufacturer shall supply to Buyer on an exclusive basis with the Products and neither Manufacturer nor any of its Affiliates shall sell or distribute, or allow the sale or distribution by any third party of, the Products (or any Improvement or product line extension thereto) anywhere in the world. Following the termination or expiration of this Agreement, neither Manufacturer nor any of its Affiliates shall have any rights to manufacture, sell or distribute, or allow manufacturing, sale or distribution by any third party of the Products (or any Improvement or line extension thereto).

5.05 Grant of Sublicense. (a) Solely to the extent necessary to enable Manufacturer to manufacture and package the Products for Buyer in accordance with the terms herein, Buyer hereby grants Manufacturer a royalty-free, non-exclusive sublicense without the right to grant further sublicenses under any and all applicable patents and other Intellectual Property Rights owned or controlled by Buyer or any of Buyer’s Affiliates to make and package the Products. Nothing herein shall give Manufacturer any right to use any of Buyer’s or Buyer’s Affiliates Intellectual Property Rights used in connection with the Products or trademarks or trade names that may appear on the labeling for the Products, except for manufacturing Products and completing the packaging labels for the Products as specified in the Specifications. Except as provided above, Manufacturer shall not obtain any right, title or interest in any of Buyer or Buyer’s Affiliates Intellectual Property Rights or trademarks or any other trademark designation or tradename by virtue of this Agreement or Manufacturer’s performance of its obligations hereunder.

(b) The Parties agree that Buyer owns or controls the copyright, trade dress and all other Intellectual Property Rights used in connection with the packaging materials for the Products.

5.06 Competing/Similar Products. Manufacturer recognizes and acknowledges that Buyer and its Affiliates have been, and will continue to be, actively involved in the field in which Products are sold. Manufacturer acknowledges that Buyer and its Affiliates market, sell and distribute products which compete directly with the Product and which contain similar ingredients and/or technology as the Product, and may continue to market, sell and distribute these and other competing and/or similar products throughout the Term of this Agreement, either inside or outside the Territory. Manufacturer acknowledges that Buyer and its Affiliates may have such products manufactured internally or by a third party, including, without limitation, a third party that is a competitor of Manufacturer.

5.07 Cooperation. Manufacturer shall provide Buyer or any Regulatory Authority with data and information in Manufacturer’s possession relating to the Products or the Facilities, as well as its manufacturing and quality control procedures, that may be reasonably necessary for Buyer to obtain governmental approvals and registrations for the commercialization of the Products, provided that under no circumstances will Manufacturer be required to provide its complete dossier, Background IP or any additional testing or work done with respect to the Products which Manufacturer deems to be proprietary or confidential.

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5.08 Regulatory Approval. As of the Effective Date and throughout the Term, Manufacturer has and will have all permits, establishment and facility licenses required by Regulatory Authorities that are necessary for Manufacturer to manufacture the Product (including storage thereof) and provide Product to Buyer in accordance with the terms herein. In the event of any change in the Raw Materials or manufacturing processes solely with respect to the Product during the Term of the Agreement that is required by law and which change is not required for, or applicable to, any other product which Manufacturer manufactures or may manufacture, Manufacturer will be responsible for securing any Regulatory Approvals that are necessary to implement such change in its Facilities and Buyer will be responsible for securing any Regulatory Approvals that are necessary to implement such change in the Product, all at Buyer’s expense. For the purposes of clarification and the avoidance of doubt, if any such change is applicable to, or will impact any other product that Manufacturer manufactures or may manufacture, then Manufacturer shall make such change and obtain all necessary Regulatory Approvals, all at Manufacturer’s expense.

5.09 Financial Collaboration Program; Audit. In an effort to protect the integrity of its Supply Chain, Buyer requires financial health monitoring of its suppliers. The Parties acknowledge that Manufacturer is a publicly traded company and files audited financial statements annually and unaudited financial statements quarterly with the Securities and Exchange Commission.

5.10 Business Continuity Plan. Manufacturer shall develop and maintain in effect at all times during the Term a business continuity plan (“BCP”) consistent with Manufacturer’s size, resources and industry practices for the supply of Product in the event of material disruptions to Manufacturer’s operations. The BCP includes commercially reasonable strategies intended to address potential supplier or manufacturing disruptions, including alternative sourcing and internal production adjustments. Buyer acknowledges and agrees that the Specifications, Intellectual Property Rights, process specifications, technical information as well as any other data or information that may be useful or necessary in connection with manufacturing, packaging, producing and storing the Product is Confidential Information of Manufacturer and may not be shared with another party.

5.11 Facilities. Manufacturer represents and warrants that throughout the Term of the Agreement all Products will be manufactured, packaged and stored at the facility located at Mexico, Jalisco, Zapopan, Industria Vidriera 81 (the “Facilities”). Manufacturer will not manufacture, package or store the Product or the Raw Materials at any other locations throughout the Term of the Agreement. Manufacturer’s Facilities shall meet or exceed all applicable requirements established by federal, state, and local requirements, including but not limited to cGMPs as they relate to the Products. Manufacturer has made requested changes to its Facilities and/or manufacturing processes necessary to comply with its obligations under this Agreement. Any additional changes requested, and to be approved, by Buyer to be made by Manufacturer to its Facilities, processes and equipment shall be at Buyer’s expense.

5.12 Equipment. Manufacturer shall obtain the prior written approval of Buyer prior to the order and/or purchase of any equipment on behalf of Buyer (including, without limitation, any equipment that is intended to be funded or reimbursed by Buyer through adjustments to the Price or otherwise).

5.13 Information Asset Protection. Manufacturer shall comply with Schedule E (Data Safeguards) and Manufacturer agrees not to access any Buyer computer system or use Buyer information assets without having the appropriate Manufacturer personnel be trained on information protection as provided in Schedule E (Data Safeguards).

5.14 Cpk Data Collection. Manufacturer agrees to collect process capability measurement data (“Cpk Data”) for a period of [***] ([***]) months from first commercial production of any new Product added to this Agreement after the Effective Date and for such other Products as reasonably requested by Buyer. Manufacturer shall provide such Cpk Data to Buyer in a form to be provided by Buyer to Manufacturer, and such Cpk Data shall be provided by Manufacturer in a timely manner.

ARTICLE 6

IMPROVEMENTS (CIP) AND CHANGES TO THE PRODUCT

6.01 Cost Improvements (CIP). Commencing on January 1st of each year during the Term of this Agreement, the Manufacturer shall use its best efforts to implement cost improvement initiatives designed to reduce the total Price for all Products by [***] percent ([***]%) compared to the Price from the preceding year. The Parties acknowledge and agree that in case the Manufacturer fails to implement cost reduction projects in such year that equal (or exceed) [***] percent ([***]%), the Manufacturer will use best efforts to collaborate under the Kenvue Operational Excellence program if applicable.

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6.02 Other Improvements; Change Control. (a) Throughout the Term of this Agreement, either Party may submit to the other written proposals for the adoption, implementation or development of any change, improvement or modification to any Product. In no event shall any such change, improvement or modification (or any change or modification to the Specifications) be implemented or made without the prior written approval of the Buyer. If the Parties agree in writing on any such change, improvement or modification, they shall modify the Specifications to reflect the same. In the event the Parties are unable to reach agreement on such change, improvement or modification or Manufacturer is unable to supply Product that meets any changes to the Specifications proposed by Buyer, then Buyer shall be free to remove such Product from Schedule A and such Product shall no longer be subject to the terms of this Agreement, upon [***] days’ prior written notice, without payment of any penalty or other amount, except for those amounts due and owing to Manufacturer at such time with respect to such Product that was manufactured and delivered to Buyer in accordance with the terms herein prior to the effective date of the removal of such Product from this Agreement. Manufacturer further agrees that no changes or modifications to the method or process of manufacture or production of the Product, the Raw Materials, Specifications, Facilities or equipment used for the manufacture of Products (as detailed in the Quality Agreement), without prior written notification to and the express written consent of Buyer, and any such change or modification shall be made at Manufacturer’s sole cost and expense. In the event of any change or modification, Manufacturer, with review and prior written approval from Buyer, shall establish an appropriate qualification protocol, and Buyer and Manufacturer shall determine an appropriate inventory level for the pre-change Product in order to cover on-going requirements during the qualification process.

(b) Buyer or Manufacturer may at any time suggest Improvements, which shall be implemented by the Manufacturer as soon as reasonably possible; provided that (i) none of such Improvements give rise to any claim of infringement of any third party patent or other proprietary right and (ii) it is reasonably feasible for Manufacturer to affect such Improvements without requiring any capital investment on the part of Manufacturer. If any such Improvement, including without limitation, any change, modification or improvement to a Product formula, causes a decrease in the Manufacturer’s cost of any aspect of producing the Product, Buyer and Manufacturer shall each receive [*****] ([**%]) of such savings for the remaining length of Agreement after implementation of such Improvement. The Manufacturer shall be entitled to recover any costs incurred by Manufacturer (that were pre-approved in writing by Buyer) in implementing such Improvement prior to passing the cost reduction to the Buyer. Savings shall be provided to Buyer in the form of a lower Price or a rebate in the case of any partial year of implementation. Schedule C shall be modified to reflect adjusted cost for each successive full year following the initial partial year of implementation of Improvement.

(c) Any Improvements suggested or initiated by Buyer (including without limitation, any change, modification or improvement to a Product formula), but requiring capital investment on the part of Manufacturer, will be examined by the Parties for the effect and impact on cost (and in light of the period of time remaining in the Term of this Agreement), before the Parties decide whether such Improvements shall be implemented. Once the Manufacturer has recovered all costs involved in connection with the making of any such Improvements over the remaining Term of this Agreement (which were pre-approved in writing by Buyer), then all cost savings and other cost benefits shall pass directly to, and be for the sole benefit of, Buyer in the form of a lower Price. Furthermore, any Improvements which are jointly developed or initiated by the Parties, or which are suggested or initiated by Manufacturer and require additional capital investment on the part of Manufacturer, will be discussed by the Parties, and as part of the process of discussing whether any of such Improvements shall be implemented, the Parties shall discuss appropriate changes to the Prices to support implementation of such Improvements.

ARTICLE 7

TERM

7.01 Initial Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date hereof and continue through March 2027, unless sooner terminated as expressly provided under the term of this Agreement.

7.02 Optional Extension. Buyer, at its sole option, may extend this Agreement for up to two additional one-year terms after the expiration of the Initial Term by giving Manufacturer at least six (6) months’ prior written notice for each such additional term (each, an “Additional Term”). Any Additional Term shall be subject to Manufacturer’s mutual written agreement. If Manufacturer does not agree to the extension, the Term shall be extended up to [****]([**]) additional months past termination in order for Buyer to qualify a new supplier. “Term” shall be the Initial Term plus the Additional Terms, if any.

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ARTICLE 8

TERMINATION

8.01 Termination by Either Party Without Cause. Notwithstanding anything to the contrary in this Agreement, Buyer may terminate this Agreement without cause at any time upon six (6) months’ notice. Notwithstanding anything to the contrary in this Agreement, Manufacturer may terminate this Agreement without cause at any time upon [****]day’s notice.

8.02 Breach. This Agreement may be terminated, prior to the expiration of its Term, by either Party by giving written notice of its intent to terminate and stating the grounds therefor if the other Party shall materially breach or materially fail in the observance or performance of any representation, warranty, guarantee, covenant or obligation under this Agreement, including, without limitation, the Quality Agreement. The Party receiving the notice shall have [***] ([***]) days from the date of receipt thereof to cure the breach or failure. In the event such breach or failure is cured, the notice shall be of no effect and the Agreement shall continue on in full force and effect. In the event such breach or failure is not cured within such [***] ([***]) day period, the Agreement shall terminate at the end of such period.

8.03 Termination Without Period of Cure. Notwithstanding Section 8.02, Buyer may also terminate this Agreement without allowing Manufacturer the [***] ([***]) day period to cure any such breach or failure in the event of any of the following: (a) if complete orders of Product are not received within the specified time period in accordance with the Binding Order in the fulfillment of [***] ([***]) consecutive purchase orders or [***] ([***]) purchase orders in any [***] ([***]) month period (unless, in either case, due to a Force Majeure Event); (b) if Buyer receives Product that does not meet Manufacturer’s warranties contained in Sections 11.01 and 17.01 in connection with [***] ([***]) consecutive deliveries of Product or [***] ([***]) times in any ([***]) [***] month period; (c) if Manufacturer fails to fulfill and meet its obligations as set forth in the Quality Agreement or comply with and fulfill its representations, warranties and other obligations as set forth elsewhere in this Agreement during [***] ([***]) consecutive months or [***] ([***]) times in any [***] ([***]) month period; or (d) notwithstanding the foregoing, this Agreement may be terminated in accordance with Sections 12.01 or 18.03.

8.04 Insolvency, Etc. This Agreement may be terminated, prior to the expiration of its Term, upon [***] ([***]) calendar days written notice by either Party: (i) in the event that the other Party hereto shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the "Bankruptcy Code"), (4) file a petition seeking to take advantage of any law (the "Bankruptcy Laws") relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (6) take any corporate action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced against the other Party hereto in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the Party or of all or any substantial part of its assets, or (3) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of [***] days; or an order for relief against the other Party hereto shall be entered in an involuntary case under the Bankruptcy Code.

8.05 Change in Control. Buyer may terminate this Agreement after receipt of notice from Manufacturer (or its successor) that: an entity other than Manufacturer has gained control of more than fifty percent (50%) of the ownership of Manufacturer or control of management; or more than fifty percent (50%) of Manufacturer’s assets have been transferred by any person or entity or affiliated group; or Manufacturer has merged with or into another party (even if Manufacturer is the surviving entity). Such termination will be effective immediately upon Manufacturer’s receipt of written notice from Buyer informing Manufacturer of Buyer’s termination of the Agreement. Manufacturer must send Buyer written notice of such change in control or ownership or transfer of assets or merger within [***] ([***]) calendar days of such event.

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8.06 Effect of Breach and Termination. (a) Notwithstanding the termination of this Agreement for any reason, each Party hereto shall be entitled to recover any and all Damages which such Party shall have sustained by reason of the breach by the other Party hereto of any of the terms of this Agreement. Termination of this Agreement for any reason shall not release either Party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either Party hereto which is expressly stated elsewhere in this Agreement to survive such termination. In the case of a termination under Sections 8.02 or 8.03 above, the non-defaulting Party may pursue any remedy available in law or in equity with respect to such breach, subject to the terms of Section 20.01 (Governing Law), and Section 20.02 (Dispute Resolution; Venue).

(b) If the Agreement expires or if Buyer terminates the Agreement in accordance with Section 8.01 and at the time of expiration or termination Manufacturer has Raw Materials in its inventory, Manufacturer shall provide Buyer with a written report of the total quantity of all Raw Materials in its Facilities within [***] ([***]) calendar days of such termination or expiration. Buyer shall have the right to conduct, or have conducted by a third party, a full inventory count to ensure the accuracy of Manufacturer’s report and the quantity of Raw Materials. If Buyer disagrees with Manufacturer’s report, the Parties shall work to resolve such dispute as expeditiously as possible. If Buyer concurs with such report, then Buyer shall purchase such Raw Materials as specified in the report from Manufacturer at the DPB Price or the Other Supplier Price, as the case may be; provided such Raw Materials were purchased in accordance with Section 4.04, and the other terms of this Agreement; and provided further such Raw Materials are in good condition, can be converted into Product and are located in the Facilities. Manufacturer shall ship or destroy such Raw Materials in accordance with Buyer’s instructions. Buyer shall not be obligated to purchase any Raw Materials that Manufacturer fails to identify in its report or if Manufacturer fails to provide Buyer with such report within [***] ([***]) calendar days following expiration or termination or which Manufacturer purchased contrary to the terms of Section 4.04, or this Agreement, which are not in good condition or cannot be converted into Product or are not physically located in the Facilities.

(c) Upon termination of this Agreement, nothing herein (including all Intellectual Property Rights owned by Manufacturer worldwide) shall be deemed to prevent Buyer from selling off any of its fulfilled Product remaining at the time of termination.

ARTICLE 9

DELIVERY; INVENTORY.

9.01 Delivery. All charges for packing, inter-plant hauling, storage and bar coding and transportation to Manufacturer’s Facilities of the Product, are included in the Conversion Price unless otherwise agreed to by the Parties. Buyer will provide a carrier routing guide for Manufacturer to use with all shipments of Product. Manufacturer shall utilize the Buyer’s transportation management system (“TMS”) (through the internet or such other mutually agreed upon means) or the carrier routing guide, as directed by Buyer, to route and tender any shipment of Product. Manufacturer shall make all Product available for pick-up by the designated carrier by no later than the date specified in the purchase order for such Product, and Manufacturer will use its commercially reasonable efforts to make such Product available for pick-up up to [***] ([***]) business days prior to such specified date. Unless otherwise agreed to by both Parties in a writing amending this Agreement or a Product shipment is late, short, defective or otherwise incomplete or not in compliance with the terms herein, Buyer shall pay all delivery charges for Product shipped from the Facilities to the destination as directed by Buyer. If a Product shipment is late, short, defective or otherwise incomplete or not in compliance with the terms herein, then Buyer may use expedited shipping and Manufacturer shall be responsible for incremental shipping costs in connection with such shortage or defect. All shipments must be accompanied by the following documents, which shall be in form satisfactory to Buyer, and which may be generated using the Portal or Manufacturer’s systems provided that such documents conform to Buyer’s requirements: a legible load packaging list (which describes the articles, states the purchase order number and shows the shipment's destination), pallet label, a VICS Standard Bill of Lading and commercial invoice (where applicable). Manufacturer agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with Buyer's instructions. Buyer may request with [***]([***]) days notice, that Manufacturer also provide, with each shipment, a certificate of analysis by uploading the certificate (in pdf file format) into the Portal as directed by Buyer’s quality engineer. If requested by Buyer, Manufacturer shall render, after delivery of goods or performance of services, correct and complete invoices to Buyer. Manufacturer further agrees to promptly upload into the Portal (in pdf file format) a quality Certificate of Analysis for each shipment of Product which shall conform to the requirements specified by Buyer’s contract account manager and quality engineer. Buyer, at its own cost, will provide all required training to Manufacturer’s personnel to comply with this Section 9.01.

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9.02 Shipment. Manufacturer will pack all Product ordered hereunder in a manner suitable for shipment and sufficient to enable the Product to withstand the effects of shipping, including handling, during loading and unloading and in compliance with all applicable shipment guidelines and specifications as provided to Manufacturer by Buyer in order to avoid damage to Product. Product must be shipped on pallets and in accordance with Buyer Specifications and all Product shipped on a pallet must be of the same Universal Product Code (UPC) and lot number. Unless otherwise expressly agreed to by the parties in writing, Manufacturer shall deliver the product to Buyer’s facilities Ex-Works (EXW, Incoterms 2020) or Agreed Incoterms for each Product as set forth in Schedule A from Manufacturer’s Facilities, per section 5.12. The risk of loss with respect to Product shall remain with Manufacturer until such time that the Product leaves the Facilities on Buyer’s carrier, at which time, the risk of loss for the Product shall transfer to Buyer; however, title to the Product shall remain with Manufacturer until the Product is loaded at the location designated by Buyer as the point of delivery (Zapopan, Jalisco, Mexico). Buyer shall provide claims responsibility while the Product is in transit from leaving the Facilities to unloading at the Buyer’s facility or such other location as designated by Buyer as the point of delivery. Manufacturer shall be responsible for arranging for the pick-up of shipments of Product with Buyer’s carrier.

9.03 Inventory. Manufacturer will maintain inventory of Products on a first-in, first-out basis. Manufacturer and Buyer agree to cooperate to improve the process for ordering Product with the mutual objectives of expediting the supply process to a just-in-time process and reducing inventory costs. All Product and Raw Materials inventory and shipments shall be managed by Manufacturer through its systems. Manufacturer hereby agrees that failure to adhere to the batch information requirements hereunder in an accurate manner (including, without limitation, ASN’s and Product transactions) is a material breach of the Agreement.

9.04 Technology and Standards. The Parties hereby agree that all information provided or exchanged under this Agreement will be in METRIC units of measure, including, without limitation, all information relating to Raw Materials, Price, Binding Orders, Forecasts and minimum order quantity information. Manufacturer shall supply voluntary inter-industry commerce standards (“VICS”) pallet serialized shipping container code 18 (“SSCC-18”) compliance level bar code labeling including pallet level advance ship notices (“ASN’s”) via electronic data interchange (“EDI 856”) transactions or such other electronic transmission that is acceptable to Buyer. Each transaction shall contain all pertinent detail data for the contents of each pallet produced and shipped in a manner acceptable to Buyer. Equivalent labeling and electronic transaction by pallet may be utilized in lieu of the standard VICS format upon the mutual written agreement of the Parties. If Manufacturer is unable to perform electronic compliance commerce, a pallet level Smart Serialized label that is satisfactory to Buyer’s requirements shall be affixed to each pallet load produced. Manufacturer shall submit all compliance labeling or subsequent changes to it, to Buyer for review and approval in writing prior to use. Throughout the Term, Manufacturer shall remain current with existing universal product code (“UPC”), European article number (“EAN”) and shipping container code (“SCC”) standards and develop an expertise in the emerging global trade item number and radio frequency identification (“RFID”) standards. Manufacturer will implement at its own expense any additional systems and hardware that it needs to procure and employ in order to implement, uphold and remain consistent with industry standards.

9.05 Advanced Shipping Notices. Manufacturer will deliver advanced shipping notices for Product and Raw Materials to Buyer as specified by Buyer and shall provide for entry of in-transit inventory directly into Buyer’s ERP System once shipped from Manufacturer. Manufacturer shall provide a report of production attainment to Buyer on a weekly basis, including a report of planned production and actual production. Manufacturer agrees that it shall target achievement of at least [***]% of planned Product production and shipment (defined as 1-Mean Absolute Percent Variance), as compared to confirmed purchase orders issued by Buyer. Notwithstanding the foregoing, Manufacturer acknowledges that its failure to fulfill the Binding Order in accordance with its terms (even if Manufacturer immediately notifies Buyer of its inability to fulfill such Binding Order) is a material breach of Manufacturer’s obligations under this Agreement, except to the extent such failure is caused by a Force Majeure Event (as hereinafter defined), and Buyer shall be permitted to exercise all remedies afforded to it hereunder.

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ARTICLE 10

INSPECTION

10.01 Facilities. Buyer shall have the right, upon reasonable written notice to Manufacturer and during regular business hours, to inspect and audit the facilities and systems (including, without limitation, all documentation) being used by Manufacturer (or any third party) for production and storage of the Product and Raw Materials to assure compliance by Manufacturer (and its suppliers) with cGMPs and applicable FDA and other rules and regulations and with other provisions of this Agreement and the Quality Agreement. Manufacturer shall provide reasonable assistance and cooperation to Buyer in connection with such inspection and audit, and Buyer shall pay Manufacturer an audit fee, if applicable, as set forth on Schedule L. Manufacturer shall within [***] ([***]) days remedy or cause the remedy of any deficiencies which may be noted in any such audit or, if any such deficiencies cannot reasonably be remedied within such [***] ([***]) day period, present to Buyer a written plan to remedy such deficiencies as soon as possible, and in no event in more than [***] ([***]) days following such audit; and the failure by Manufacturer to remedy or cause the remedy of any such deficiencies within such [***] ([***]) day period or to present such a plan within such [***] ([***]) day period and then use its best efforts to remedy or cause the remedy of such deficiencies in accordance with such written plan, as the case may be, shall be deemed a material breach of this Agreement. Manufacturer acknowledges that the provisions of this Article 10 granting Buyer certain audit rights shall in no way relieve Manufacturer of any of its obligations under this Agreement, nor shall such provisions require Buyer to conduct any such audits.

10.02 Testing and Batch Records. Manufacturer shall perform all Raw Material, in process and finished Product testing necessary pursuant to Specifications to assure product quality. All test results are to be documented, and production records for each batch of Product produced shall be maintained in accordance with cGMPs. Documentation shall include, as applicable, ingredient analysis, date of production, process control records, in-process analytical and inspection results, ingredient usage by lot, filling data, finished product analytical results, finished product microbiology test results and sanitation records, as applicable. Manufacturer shall maintain all batch records and other manufacturing and analytical records, all records of shipments of Product and all validation data and other applicable records for the greater of (a) as required by applicable law and regulation or (b) the time periods set forth in the Quality Agreement. Manufacturer shall make such data available to Buyer and Regulatory Authorities upon Buyer’s reasonable request or if required by law.

10.03       Books and Records. During the Term of this Agreement and for the longer of (i) [***] ([***]) years after its termination or expiration or (ii) as otherwise required by law or this Agreement, Manufacturer shall make and maintain, in accordance with generally accepted accounting principles, complete books and records relating to this Agreement and the services provided hereunder, that demonstrate compliance with this Agreement and the Quality Agreement (“Agreement-Related Records”). Buyer has the right to audit Agreement-Related Records during regular business hours and upon reasonable prior notice, either directly or through its authorized representatives or agents, and to make copies thereof (in whatever form they may be kept) to determine Manufacturer’s compliance with this Agreement and the Quality Agreement, including, without limitation, Manufacturer’s adherence to the Supplier Code of Conduct (defined in Section 18.04), and to verify Manufacturer's costs in connection with the Product. Manufacturer shall also provide Buyer with reasonable cooperation and access to those portions of the facilities in which Product is manufactured and packaged and services are performed for Buyer, to appropriate Manufacturer personnel and to all Agreement-Related Records, including as related to the manufacture and packaging of Product, Manufacturer’s information systems, and privacy and security procedures. Manufacturer shall also, within [***] ([***]) days after Buyer’s written request, provide annual certifications of Manufacturer’s compliance with the policies and obligations set forth in this Agreement and the Quality Agreement. If any audit reveals that Manufacturer collected more from Buyer than it was entitled to receive under this Agreement, Manufacturer shall reimburse Buyer for the amount of any overpayments within thirty (30) days. If any audit reveals that Manufacturer collected less from Buyer than it was entitled to receive under this Agreement, Buyer will pay to Manufacturer the amount owed upon receipt of a correct invoice therefor, in accordance with this Agreement. If an audit reveals that Manufacturer received more than the lesser of $[***]or [***] percent ([***]%) of what it was entitled to receive under this Agreement, Manufacturer shall also reimburse Buyer for the cost of such audit, in addition to the other amounts owed pursuant to this Section 10.03.

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ARTICLE 11

QUALITY/DEFECTIVE PRODUCT/INSPECTIONS/TESTING

11.01 Quality. Manufacturing and testing shall be performed as per applicable cGMPs. Mutual quality roles and responsibilities are defined in the Quality Agreement, and each Party shall fulfill such responsibilities. Manufacturer’s processing practices and documentation standards shall comply with the Specifications, all applicable laws and regulations and industry standards. Manufacturer shall comply in a timely manner with Buyer’s requests for specific data required for the calculation of any assessments needed for Buyer to remain compliant with all applicable laws and regulations, including but not limited to Prop 65; such specific data shall include but is not limited to specific elemental impurities ("EI") data and statements, such as EI specification limits, EI Limit of Detection, EI Limit of Quantification, all resulting data values from Manufacturer’s testing of multiple batches, or Manufacturer’s statement or the absence of EIs. Manufacturer represents and warrants to Buyer that neither Manufacturer nor any of its employees have been “debarred” by the FDA, nor has Manufacturer received notice that debarment proceedings have been commenced against Manufacturer or any of its employees. Manufacturer will immediately notify Buyer in writing if any such proceedings have commenced or if Manufacturer or any of its employees are debarred by the FDA. Buyer may terminate this Agreement immediately upon receipt of any such notice from Manufacturer. Manufacturer shall not employ equipment (Buyer dedicated or common), which makes contact with the Product to manufacture products, which are significantly hazardous, toxic or poisonous materials without specific prior written approval. Examples of non-desirable compounds include, without limitation: steroidal hormones, cytotoxins, herbicides, pesticides, rodenticides, agrochemicals, penicillins, cephalosporins and beta lactams. In addition, penicillins, cephalosporins and beta lactams may not be processed in the same building as the Product.

11.02 Electronic Label Verification. Manufacturer shall electronically scan all Product bearing electronic label verification artwork to ensure that the label attached to the Product and any labeled Raw Material meet Specifications and accurately reflect the contents of such Product before allowing such Product to be shipped from the Facilities. If the label is not accurate, Manufacturer will not allow the Product to be shipped to Buyer. Buyer and Manufacturer agree that the requirements for electronic label verification may change over the Term of the Agreement. Buyer will notify Manufacturer of any such changes in writing, and the Parties shall negotiate an effective date for such changes in good faith. If the Manufacturer is required to incur capital investments to execute such change, Manufacturer and Buyer shall also work in good faith to resolve capital investments that may be necessary if changes to the verification process are required. Manufacturer shall comply with WWSP024 which shall be made available to Manufacturer.

11.03 Disposition of Defective Product. Without prejudice to any other remedy that Buyer may have, Manufacturer shall replace at its own cost and expense, including reimbursement of freight and disposition costs incurred by Buyer, Product that fails to comply with the Specifications, has any defects or fails to comply with the requirements of this Agreement. Buyer shall notify Manufacturer of the existence and nature of any non-compliance or defect within [***] ([***]) days of receipt of Product and Manufacturer shall have a reasonable opportunity, not to exceed [***] ([***]) days from receipt of notification, to inspect such defective Product; except with respect to Product with any non-compliance or defect that would not have been obvious upon visual inspection by Buyer, in which case Buyer shall notify Manufacturer of the existence of the latent defect within [***] ([***]) days of Buyer’s discovery of such latent defect. Notwithstanding the foregoing, Buyer’s failure to provide timely notice in accordance with the preceding sentence shall not in any way limit or waive any rights of Buyer under Section 11.07 (Corrective Action) or Section 19.01 (Indemnification by Manufacturer). Without prejudice to any other remedy which Buyer may have, Manufacturer shall replace at its own cost and expense (including reimbursement of freight, Raw Materials and disposition costs) Product that fails to comply with the Specifications, cGMPs, warranties or requirements of this Agreement. Without limiting the generality of the foregoing, in such case Buyer reserves the right to (a) have Manufacturer manufacture and supply Product on an expedited basis to replace the rejected Product, (b) have Manufacturer credit Buyer for the amount and value of rejected Product or (c) purchase Product or similar product from another manufacturer or supplier. If Manufacturer fails to so inspect such defective Product, Buyer may dispose of such defective Product as it sees fit and Manufacturer shall promptly (1) reimburse Buyer for all direct, out-of-pocket costs incurred by Buyer in connection with such Product, including without limitation, shipping of the Product and disposition and (2) replace such defective Product at its own cost and expense or issue a credit as provided herein. Buyer shall have no obligation to pay for any Product that is subject to such a claim of non-compliance or defect, and Manufacturer shall reimburse Buyer for all direct, out-of-pocket costs incurred by Buyer in connection with such Product, including, without limitation, shipping of the Product and disposition costs. Buyer will control the disposition process. Manufacturer shall be liable for any damage or defect to any product into which such non-compliant or defective Product may be incorporated by Buyer, its Affiliates or any other third-party manufacturer of Buyer. The foregoing shall be without prejudice to the Buyer’s other rights and remedies, including, without limitation, the right to claim all damages and losses incurred, including, without limitation, incidental and consequential damages.

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11.04 Independent Testing. If, after Manufacturer’s inspections of such Product, the Parties disagree as to the Product’s conformance to the Specifications or whether the Product has such a defect, either Party may deliver the Product to an independent third-party laboratory, mutually and reasonably acceptable to both Parties, for analytical testing to confirm the Product’s conformance to the Specifications or the presence or absence of defects. All costs associated with such third-party testing shall be at Buyer’s expense unless the tested Product is deemed by such third-party to be defective or not in compliance with the Specifications, in which case all such costs, including reimbursement of freight and disposition costs, shall be promptly paid by Manufacturer. No inspection or testing of or payment for Product by Buyer or any third-party agent of Buyer shall constitute acceptance by Buyer thereof, nor shall any such inspection or testing be in lieu or substitution of any obligation of Manufacturer for testing, inspection and quality control as provided in the Specifications or under applicable local, state, or federal laws, rules, regulations, standards, codes or statutes.

11.05 Disposition of Defective Raw Materials. Manufacturer shall inspect all Raw Materials upon arrival at the Facilities. Manufacturer shall be responsible for ensuring that defective Raw Materials are identified upon receipt (including, without limitation, identifying any nonconformance to specifications, quality requirements or test methods, and identifying any apparent nonconformance in odor or color or damage to packaging), and Manufacturer shall be responsible for resolving any issues (quality or otherwise) that arise in connection with the Raw Materials directly with the Suppliers. Manufacturer shall be liable for any damage to Product resulting from or arising out of any defective or nonconforming Raw Materials. Manufacturer shall not invoice Buyer for, nor shall Buyer be liable to Manufacturer for, any defective or nonconforming Raw Materials.

11.06 Reports. Upon Buyer’s written request, Manufacturer shall promptly provide Buyer written reports relating to any aspects of the Product that are identified in the Specifications. Notwithstanding the immediately preceding sentence, Manufacturer shall provide Buyer (without a written request) with those reports identified in the Quality Agreement which Manufacturer is obligated thereunder to provide to Buyer.

11.07 Corrective Action. Each Party shall notify the other Party in writing within twenty-four (24) hours of any submission of, or any situation of which it becomes aware that could lead to a recall, field alert, Product withdrawal or field correction of any Product provided under this Agreement. Buyer shall notify Manufacturer within one (1) business day of any manufacturing related situation of which it becomes aware that could lead to a recall, field alert, Product withdrawal or field correction of the Product. The final decision to recall or withdraw the Product resides solely with the Buyer. In the event any governmental agency having jurisdiction shall request or order, or if the Parties shall determine to undertake, any corrective action with respect to any Product (or any finished product containing or contained in any Product), including any recall, corrective action or market action, and the cause or basis of such recall or action is attributable to a breach by Manufacturer of any of its warranties, guarantees, representations, obligations or covenants contained herein, then Manufacturer shall be liable, and shall reimburse Buyer for the reasonable costs of such action including the cost of any Product (and any finished product containing or contained in any Product) which is affected thereby whether or not such particular Product shall be established to be in breach of any warranty by Manufacturer hereunder. If the cause or basis of such recall or action is attributable to a breach by Buyer of any of its warranties, guarantees, representations, obligations or covenants contained herein, then Manufacturer shall be liable, and shall reimburse Manufacturer for the reasonable costs of such action including the cost of any Product (and any finished product containing or contained in any Product) which is affected thereby Each Party shall provide all necessary cooperation and assistance to the other Party in connection with any such recall or action.

11.08 Product Complaints; Adverse Events. (a) In the event Manufacturer receives any Product complaints, or any complaints with respect to any other products manufactured for other customers of Manufacturer that utilize the same or a substantially similar formulation or manufacturing process as the Product (unless the complaint information would be reasonably expected to be unique to the other product and not applicable to the Product (e.g., relating to the secondary packaging, Manufacturer shall immediately notify Buyer of such complaint and in no event more than forty-eight (48) hours after receipt of such complaint. Manufacturer shall be responsible for, and shall keep Buyer informed as to, all FDA regulatory and safety matters regarding the manufacture and supply of the Product. Buyer shall be responsible for responding to complaints from Buyer’s customers, subject to reasonable investigation by Manufacturer of complaints related to Manufacturer’s manufacture of Product. Each Party will provide reasonable assistance to the other in resolving customer complaints.

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(b) Under this Agreement, the Parties are not required to exchange individual case or aggregate safety reports for Product. The Parties shall, however, mutually and promptly exchange safety information pertaining to Product in case of any major safety issue or alert that could impact its marketing or labeling whether initiated by one of the Parties or by the FDA, such as for example:

any emergence of an unknown risk, or a change in frequency or intensity of adverse reaction(s) that could:

(i)	affect the benefit / risk ratio of the Product

(ii)	lead to withdrawal of the Product from the market;

(iii)	lead to discontinuation of a study due to safety problems;

(iv)	lead to Dear Doctor Letter(s);

(v)	lead to any major revision of the Product labeling (e.g., in particular but without limitation, restriction of indication and/or revision of the sections "contraindications", "warnings", "precautions", “pregnancy”, or "adverse events").

Such relevant Product safety information and corresponding FDA letters will be exchanged between Parties within twenty-four (24) hours from day of awareness of the concerned Party. Each Party will acknowledge receipt of such communication from the other Party within three (3) business days.

11.09 Regulatory Inspections. In the event the Facilities are the subject of an inspection by any Regulatory Authority or any other duly authorized agency of any national, state or local government directly relating to the manufacturing, packaging or warehousing of the Product (including any Product complaint), Manufacturer shall notify Buyer within twenty-four (24) hours of the beginning of such inspection or Manufacturer’s receipt of notice of such inspection (whichever is sooner), and shall, if reasonably possible given the circumstances, afford Buyer the opportunity to be present at such inspection although Buyer shall have no obligation to attend. If any samples of Product are taken, Manufacturer shall collect duplicate samples from the same lot and location. If documents related to Product are taken, Manufacturer shall collect duplicate copies of such documents. These duplicate samples and copies of documents will be sent to Buyer within twenty-four (24) hours at Buyer’s expense. Manufacturer shall supply Buyer with copies of any correspondence or portions of correspondence to the extent relating to the Products or the Raw Materials. In the event Manufacturer receives any regulatory letter or written comments from any regulatory agency in connection with manufacturing and packaging of the Products hereunder, it shall provide Buyer with a copy of each such communication. To the extent Manufacturer is required to submit any correspondence to a Regulatory Authority that relates to the manufacture, packaging or warehousing of the Product or the Raw Materials, Manufacturer shall provide Buyer with a copy of such correspondence as far in advance of its submission to such Regulatory Authority as possible and Buyer shall have the opportunity to review and comment upon such correspondence. Any written observation from a Regulatory Authority shall be shared with Buyer within twenty-four (24) hours of receipt of the observation by Manufacturer.

11.10 Testing. Manufacturer shall perform all testing and release activities in accordance with the Specifications, cGMPs, the Quality Agreement and the other terms of this Agreement. Manufacturer shall provide Buyer with the copies of the test results. Manufacturer shall notify Buyer at least [***] ([***]) days prior to commencing the use of any new outside testing facility, and shall not use any outside facility to which Buyer reasonably objects.

11.11 Safety. Manufacturer shall enforce safety procedures for its manufacturing, packaging and storing of the Product and Raw Materials and handling and disposal of waste relating thereto that comply with all federal, state and local environmental and occupational safety and health requirements. Such responsibilities shall include the proper disposal of waste in an appropriate manner consistent with the nature of the waste and at a permitted disposal facility.

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11.12 Storage. To the extent any Product or Raw Material is stored, Manufacturer shall store such Product and Raw Material in a controlled environment that meets the Specifications, cGMPs and all other applicable laws, rules and regulations. Manufacturer shall, at its own cost and expense, insure such stored Product and Raw Material for full replacement value in accordance with Article 13. Areas shall be clean, free from foreign material and controlled to prevent contamination. Manufacturer will implement and enforce reasonable security precautions to prevent unauthorized access to the Products and Raw Materials while in the control of Manufacturer.

11.13 Shortages. Manufacturer shall notify Buyer in writing of any shortage in any shipment of Product (when compared to the amount claimed in the ASN or ERP System for such shipment) within [***] ([***]) hours after delivery of such shipment. Buyer shall notify Manufacturer in writing of any shortage in any shipment of Product (when compared to the amount claimed in the ERP System for such shipment) within [***] ([***]) days of Buyer becoming aware of such shortage. Manufacturer shall, at Buyer’s option, refund to Buyer the Price paid for the quantity of the shortfall, or make up the shortfall, at no additional cost to Buyer, within [***] ([***]) days if replacement stock is available, or, if no replacement stock is available, as soon as reasonably practicable after receiving such notice. Manufacturer shall also refund Buyer for the shipping costs incurred by Buyer.

ARTICLE 12

FORCE MAJEURE

12.01 Force Majeure Events. If either Party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing Party's reasonable control, including fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war or civil commotion; strike, lock-out or labor disturbances (but excluding strikes, lock-outs and labor disputes involving employees or agents of the party prevented from performance); or failure of public utilities or common carriers (a "Force Majeure Event"), such non-performing Party shall not be liable for breach of this Agreement with respect to such non-performance to the extent any such non-performance is due to a Force Majeure Event. The non-performing Party is required to provide immediate written notice to the other Party of the Force Majeure Event. Such non-performance will be excused for [***] months under these conditions or as long as such event shall be continuing (whichever occurs sooner), provided that the non-performing Party gives immediate written notice to the other Party of the Force Majeure Event. Furthermore, such non-performing Party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. If Manufacturer has a Force Majeure Event that remains unresolved after [***] ([***]) days, then Buyer may choose, but shall not be obligated, to terminate the Agreement with such termination to be effective [***] ([***]) days following Manufacturer’s receipt of written notice from Buyer of such termination, without payment of any penalty.

ARTICLE 13

INSURANCE

Manufacturer shall maintain in full force and effect valid and collectible insurance policies in connection with its activities as contemplated hereby, in compliance with Schedule D attached hereto.

ARTICLE 14

LABELING; ARTWORK; PROPRIETARY RIGHTS

14.01 Packaging. Buyer shall have the right to determine the appearance and text of any labeling and packaging used in connection with the Product, provided that such text complies with the Regulatory Approvals as reasonably determined by Manufacturer.

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14.02 Intellectual Property. All Background Intellectual Property Rights owned by a Party shall remain the sole property of that Party, including any improvements thereto so long as such improvements do not include the Intellectual Property Rights or Confidential Information of the other Party. Buyer acknowledges that Manufacturer’s Background Intellectual Property Rights may include product offerings and methods of manufacturing which may be incorporated into the Products. Neither Party will acquire any right, title, or interest in the Background Intellectual Property Rights of the other Party except as expressly granted herein. Manufacturer acknowledges that the Intellectual Property Rights in the Product (i.e., finished product), excluding Manufacturer’s Background Intellectual Property Rights and improvements thereto, are owned by Buyer. Manufacturer acknowledges that Buyer or its Affiliate is the exclusive owner of and/or has all rights to the trademarks, tradedress, copyrights, slogans, artwork and all other intellectual property that appear on or are otherwise used in connection with the sale and use of the Products. Manufacturer further acknowledges that Buyer has the right, but shall not be required, to develop new trademark(s) to identify the Products (including as incorporated into other finished products) and such trademarks would be owned by Buyer in accordance with this paragraph. Nothing set forth in this Agreement shall be construed to grant to Manufacturer any title, right or interest in or to any Intellectual Property Rights owned or controlled by Buyer or any of its Affiliates. Use by Manufacturer of any such Intellectual Property Rights shall be limited exclusively to its performance of this Agreement. Each Party will, at its own expense, other than reasonable payment for time involved and any actual expenses incurred, execute, acknowledge and deliver to the other Party all documents required by such other Party to protect such inventions, improvements or ideas by patent or otherwise in any and all countries of the world and to vest title to said patents, inventions, improvements or ideas in such other Party, and further render such assistance as may be required in any patent office proceeding or litigation involving said inventions, improvements or ideas. Manufacturer further acknowledges that Buyer has the right, but shall not be required, to use in any materials, including without limitation product labeling, packaging, advertising materials, or ingredient or composition listings, any Manufacturer brand names or logos used by Manufacturer to identify the Products, subject to Manufacturer’s prior written approval of such materials.

ARTICLE 15

CONFIDENTIALITY

15.01 Definition of Confidential Information. As used herein, “Confidential Information” includes all information given to one party (the “Receiving Party”) or its Affiliates by the other party or its Affiliates (the “Disclosing Party”) or otherwise acquired by the Receiving Party or its Affiliates, in connection with this Agreement, and all information derived or generated therefrom, including (a) information regarding any of the products of the Disclosing Party or any of its Affiliates, (b) information regarding costs, productivity or technological advances and (c) this Agreement, any services, and any other information in connection therewith. Confidential Information also includes any information given to Manufacturer or its Affiliates by Buyer or its Affiliates with respect to any potential manufacturing or other services Manufacturer or its Affiliates may provide, regardless of whether Manufacturer or its Affiliates actually provides any such manufacturing or services, including any discussions between such entities with respect thereto and all information derived or generated therefrom.

15.02 Exceptions. The Receiving Party has no obligation to protect the following categories of Disclosing Party information: (a) information that is or was independently developed by the Receiving Party without use of or reference to any of the Disclosing Party’s Confidential Information; (b) information that is or was lawfully received from a third party without any restriction on use; or (c) information that becomes or was a part of the public domain through no breach of this Article 15 (Confidentiality) by the Receiving Party.

15.03 Restrictions on Use and Disclosure. The Receiving Party shall not, except as otherwise provided below (a) use or reproduce the Disclosing Party’s Confidential Information for any purpose other than as required to perform the obligations or exercise the rights granted in connection with this Agreement or (b) disclose the Disclosing Party’s Confidential Information to any third party, without the prior written approval of the Disclosing Party, except to personnel, consultants, agents, financial advisors, legal counsel and other representatives of the Receiving Party or its Affiliates who have a need to know such information in connection with the performance of this Agreement; provided the Receiving Party shall be responsible for any actions of such parties that would be in breach of this Agreement if done by the Receiving Party. Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent such information is required to be disclosed by law, including a subpoena, or to respond to a regulatory request; provided that the Receiving Party promptly notifies the Disclosing Party in writing prior to any disclosure to allow the Disclosing Party to seek a protective order or similar relief in the Disclosing Party’s sole discretion. ,Additionally, the parties acknowledge that Manufacturer has deemed this Agreement a material agreement of Manufacturer, required to be summarized and filed by Manufacturer with the U.S. Securities and Exchange Commission (the “SEC”) on a Current Report on Form 8-K and filed as an exhibit to subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.Manufacturer will work with Buyer to redact sensitive information in advance of its the initial filing on its Current Report on Form 8-K; however, ultimately the SEC may require such information to be made public. In such cases, Manufacturer will comply with such legal requirements without permission of Buyer; however, to the extent reasonably possible, Manufacturer shall have given not less than [***] ([***]) calendar days prior notice to Buyer. Manufacturer shall not be required to notify Buyer of each subsequent inclusion as an Exhibit to its Quarterly and Annual Reports, provided such subsequent inclusion is substantially the same as the initial filing on Manufacturer’s Current Report on Form 8-K.

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15.04 Protection of Confidential Information. The Receiving Party shall (a) use at least the same degree of care that the Receiving Party uses to protect its own proprietary information of a similar nature and value, but no less than reasonable care to protect and maintain the Disclosing Party’s Confidential Information, and (b) as requested by the Disclosing Party, return or destroy all of the Disclosing Party’s Confidential Information in the Receiving Party’s possession or control. Nothing in this Section 15.04 shall require the destruction or alteration of computer back-up tapes or similar storage made in the ordinary course of the Receiving Party’s business that contain the Disclosing Party’s Confidential Information, provided that Receiving Party shall continue to comply with its obligations herein with respect to such Confidential Information.

15.05 Ownership of Confidential Information. The Receiving Party acknowledges that, except as otherwise provided below, (a) the Disclosing Party is the exclusive owner of and has all rights to its Confidential Information, including all intellectual property rights therein, such as patents, copyrights, trade secrets, trademarks, moral rights and similar rights of any type under the laws of any governmental authority and (b) no right, title, interest or license to the Receiving Party is either granted or implied under any rights outlined in subsection (a) of this Section 15.05 or any other Intellectual Property Rights by the disclosure of Confidential Information hereunder.

ARTICLE 16

PUBLIC ANNOUNCEMENTS

16.01 Publicity The Parties hereto covenant and agree that, except as provided for herein below, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions contemplated herein, without the prior written consent of the other Party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either Party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the Party so required to do so by law shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, not less than [***] ([***]) calendar days prior notice to the other Party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other Party. Manufacturer shall not use the name of Buyer or any of its Affiliates for advertising or promotional purposes without the prior written consent of Buyer. In furtherance of the foregoing, Manufacturer shall not originate any publicity or other announcement, written or oral, whether to the public, the press, the trade, Buyer’s or Manufacturer's customers or otherwise, relating to this Agreement or the existence of an arrangement between the Parties, without the prior written approval of Buyer.

ARTICLE 17

REPRESENTATIONS AND WARRANTIES

17.01 Warranties. (a) Manufacturer represents and warrants to Buyer that all Product supplied in connection with this Agreement shall be of merchantable quality, fit for the purpose intended by this Agreement and free from defects in design, material and workmanship, and shall be manufactured and provided in accordance and conformity with the Specifications and in compliance with this Agreement, the Quality Agreement and all applicable legal requirements, including, without limitation, cGMPs. Product shall not be adulterated or misbranded within the meaning of the United States Food, Drug & Cosmetic Act, as is in effect at the time of delivery of the Product. Manufacturer represents and warrants that its manufacture and packaging of Product under this Agreement will not infringe any patent rights or violate any other intellectual property, trade secrets, or proprietary rights of any third party. Manufacturer represents and warrants that it shall comply with all present and future statutes, laws, ordinances and regulations relating to the manufacture, packaging, storage and supply of the Product being provided hereunder, including, without limitation, those enforced by the United States Food and Drug Administration (including compliance with good manufacturing practices), the states (including compliance with slack fill laws), the Consumer Product Safety Commission (including the Consumer Product Safety Improvement Act of 2008 (CPSIA)), and International Standards Organization Rules 9,000 et seq. Manufacturer represents and warrants that it will hold all licenses, permits and similar governmental authorizations necessary or required for Manufacturer to conduct its operations and business and manufacture the Product throughout the Term. Manufacturer represents and warrants that any Products that have been stored until delivery or Raw Materials stored until use, shall have been stored under appropriate and secure conditions and in accordance with cGMPs. Manufacturer represents and warrants that Product supplied in connection with this Agreement will not contain any Raw Materials that have not been used or stored in accordance with the Specifications, any other quality assurance standards instructed by Buyer and all applicable governmental standards. Manufacturer represents and warrants that it will maintain all equipment used in connection with the manufacturing, packaging and supplying of Product hereunder in good working condition and in accordance with all applicable laws, rules and regulations. Delivery of any Product by Manufacturer to Buyer shall constitute a certification by Manufacturer that the Product conforms to the requirements of this Section 17.01.

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(b) Buyer represents and warrants that the Product will be used, promoted, marketed, imported, offered for sale, sold and/or distributed in accordance with good practices and in material compliance with applicable law and Regulatory Approvals.

17.02 Execution and Performance of Agreement. Manufacturer and Buyer each represents to the other that it has full right, power and authority to enter into and perform its obligations under this Agreement. Manufacturer and Buyer each further represents and warrants to the other that the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which such Party or any of its Affiliates is a Party or by which it is bound.

ARTICLE 18

COMPLIANCE

18.01 Compliance with Certain Laws. Manufacturer agrees to comply with the applicable provisions of any Federal or state law and all executive orders, rules and regulations issued thereunder, whether now or hereafter in force, including Executive Order 11246, as amended, Chapter 60 of Title 41 of the Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex or national origin; Section 60-741.1 of Chapter 60 of 41 Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of physical or mental handicap; Section 60.250.4 of Chapter 60 of 41 Code of Federal Regulations, as amended, providing for the employment of disabled veterans and veterans of the Vietnam era; Chapter 1 of Title 48 of the Code of Federal Regulations, as Amended, Federal Acquisition Regulations; Sections 6, 7 and 12 of the Fair Labor Standards Act, as amended, and the regulations and orders of the United States Department of Labor promulgated in connection therewith; and any provisions, representations or agreements required thereby to be included in this Agreement are hereby incorporated by reference. If any Product is ordered by Buyer under U.S. government contracts, Manufacturer agrees that all applicable federal statutes and regulations applying to Buyer as a contractor are accepted and binding upon Manufacturer insofar as Manufacturer may be deemed a subcontractor.

18.02 Records Management. Buyer’s Records and Information. Manufacturer shall maintain and manage all paper and electronic records, files, documents, work papers, receipts and other information in any form provided by Buyer, its personnel, agents or Affiliates or generated pursuant to this Agreement (the "Files and Work Papers"), in accordance with Buyer's Records Management Policy set forth on Schedule J.

18.03 Compliance with Environmental, Safety, and Industrial Hygiene. With respect to all environmental, safety and industrial hygiene matters related to Manufacturer’s activities under this Agreement, Manufacturer shall (a) certify compliance with all applicable laws and regulations issued by national, state and local authorities, (b) inform Buyer promptly of any significant adverse event (e.g., fires, explosions, accidental discharges), (c) inform Buyer promptly of any allegations or findings of violations of applicable laws or regulations, (d) allow Buyer to inspect Manufacturer’s facilities if notified of adverse event, such inspections to be at reasonable times and upon reasonable notice. If Manufacturer shall fail to comply with any of the conditions in this section, then Buyer shall have the right to terminate this Agreement forthwith, effective upon [***] days’ prior written notice, and without payment of any penalty or termination fee.

18.04 Supplier Code of Conduct; Sustainability and ESG. In performing under this Agreement, Manufacturer agrees to adhere to: (i) the Buyer’s Code of Conduct for Suppliers, as amended from time to time (posted on kenvue.com: Supplier Code of Conduct https://www.kenvue.com/policies-positions/supplier-code-of-conduct) (the “Supplier Code of Conduct”); and (ii) the Sustainability and ESG Schedule as set out in Schedule K. Manufacturer shall maintain the records necessary to demonstrate compliance with this Section and shall if so requested, provide to Buyer a written certification of such compliance annually during the Term of this Agreement. If Manufacturer shall fail to comply with this Section, then Buyer shall have the right to terminate this Agreement forthwith, effective upon [***] ([***]) days’ prior written notice, and without payment of any penalty or termination fee.

18.05       Policy on Wood Pallets. Manufacturer agrees that it shall comply with Buyer’s Policy for Wood Pallets, set forth in Schedule G attached hereto and made a part hereof. Further, Manufacturer shall certify compliance with such policy at least annually. Such certification shall be sent to Buyer pursuant to the notice provisions set forth herein. Buyer has the right to reject any product or materials that fail to comply with this policy.

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18.06       Anti-Corruption Compliance. Neither Party shall perform any actions that are prohibited by local and other anti-corruption laws (collectively, “Anti-Corruption Laws”) that may be applicable to one or both Parties to this Agreement. Without limiting the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for public office or to any other third party related to the transaction in a manner that would violate Anti-Corruption Laws.

ARTICLE 19

INDEMNIFICATION

19.01 Indemnification by Manufacturer. Manufacturer shall indemnify and hold harmless Buyer (and its Affiliates) from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorneys’ fees) (collectively “Damages”) that may be sustained, suffered or incurred by Buyer (or its Affiliates), arising directly from or by reason of [*********]

19.02 Indemnification by Buyer. Buyer shall indemnify and hold harmless Manufacturer (and its Affiliates) from and against any and all Damages, that may be sustained, suffered or incurred by Manufacturer (or its Affiliates) arising directly from or by reason of [*********]

19.03 Claims. Each indemnified Party agrees to give the indemnifying Party prompt written notice of any matter upon which such indemnified Party intends to base a claim for indemnification (an "Indemnity Claim") under this Article 19. The indemnifying Party shall have the right to participate jointly with the indemnified Party in the indemnified Party's defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified Party's becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate; provided that the indemnifying Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the indemnified Party from the Indemnity Claim. The indemnifying Party shall obtain the written consent of the indemnified Party prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or the business of the indemnified Party would be adversely affected in any manner.

ARTICLE 20

MISCELLANEOUS

20.01. Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of New York, excluding any conflicts of law provisions. If the Uniform Computer Information Transaction Act (UCITA), any version thereof or a substantially similar law is enacted as to be applicable to a Party’s performance under this Agreement, said statute will not govern any aspect of this Agreement, including without limitation, any of the Parties’ rights and obligations arising pursuant to this Agreement. THE APPLICATION OF THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS (1980) IS SPECIFICALLY EXCLUDED AND SHALL NOT APPLY TO THIS AGREEMENT.

20.02. Dispute Resolution; Venue. Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise (“Dispute”), shall be resolved by litigation by a judge sitting without a jury in the United States District Court for the Southern District of New York, or in the state court of the state of New York if the United States District Court does not have jurisdiction.

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Before initiating litigation, the parties must attempt to resolve the Dispute by confidential mediation. The mediation shall be held in New York, New York. Either Party may initiate mediation by written notice to the other party of the existence of a Dispute. The Parties shall use a professional mediator selected by agreement from American Arbitration Association, the CPR Institute for Dispute Resolution or like organization. The Parties shall select a mediator within [***] ([***]) days of the notice and the mediation will begin promptly after the selection. The mediation will continue until the mediator, or either Party, declares in writing, no sooner than after the conclusion of one full day of a substantive mediation conference attended on behalf of each Party by a senior businessperson with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation. In no event, however, shall mediation continue more than [***] ([***]) days from initial notice by a Party to initiate meditation unless the Parties agree in writing to extend that period. Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until [***] ([***]) days after the conclusion of the mediation.

The Parties may jointly opt out of the mediation procedure by written mutual agreement. If the Parties cannot resolve their Dispute in mediation, either Party may commence litigation. The Parties agree to seek an early conference with the court and to advise the court of this Agreement. The Parties agree to seek only limited discovery. The Parties agree to pursue no more than the following discovery in the aggregate from all Parties and non-parties to the action: a total of no more than [***] ([***]) requests for documents (including subparts); a total of no more than [***] ([***])interrogatories (including subparts); and a total of no more than [***] ([***]) hours of party deposition testimony, including both fact and expert witnesses and no more than [***] ([***]) hours of non-party witnesses. To obtain email, Parties must propound specific email production requests directed to specific issues, rather than general discovery. Email production requests shall identify the custodian, search terms, and time frame and be limited to a total of five custodians and five search terms. Either Party has the right to seek provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute.

[*****************]20.03 Relationship of the Parties. The relationship of the Parties established by this Agreement is that of independent contractors, and nothing contained herein will be construed to (i) give either Party any right or authority to create or assume any obligation of any kind on behalf of the other Party, or (ii) constitute the Parties as partners, joint venturers, co-owners, or otherwise as participants in a joint or common undertaking. This Agreement constitutes a contract for the sale of goods and provision of services and not a contract of employment of Manufacturer or any Manufacturer personnel.

20.04. Resources. Manufacturer shall not solicit (either directly or indirectly) for employment or employ any of Buyer’s employees who are contract account managers or business area managers during the Term of this Agreement. In the event Manufacturer desires to solicit for employment or employ one of such Buyer’s employees, then Manufacturer must obtain Buyer’s prior written approval for such solicitation or employment.

20.05 Entire Agreement. This Agreement (i) constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and, and incorporates all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement; and (ii) supersedes all previous understandings, agreements, and representations between the Parties, written or oral. No modification, change or amendment to this Agreement shall be effective unless in writing signed by each of the Parties hereto, except as otherwise specifically permitted herein.

20.06 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

20.07 Notices. All notices and other communications hereunder shall be in writing. To be effective, all notices under this Agreement, shall be deemed to have been given: (a) when delivered, if delivered personally, (b) upon delivery (with confirmation from the courier), if sent by national overnight delivery service, billed to sender, (c) five (5) business days after mailing if sent by postage pre-paid registered or certified U.S. mail, return receipt requested, or (d) upon receipt, if sent by email (with confirmation of transmission) with the original notice delivered by one of the preceding methods, and shall be addressed:

If to Manufacturer:	Sonoma Pharmaceuticals, Inc.
5445 Conestoga Court, Suite 150.
Boulder, CO 80301
Attention: Julia Amrock
Email: [***]

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If to Buyer:	Kenvue Brands LLC
1 Kenvue Way
Summit, NJ 07901
Attention: Head of NA Supply Chain Procurement
Email: [***]

With a copy to:	Kenvue Brands LLC
Office of General Counsel
1 Kenvue Way
Summit, NJ 07901
Attention: Consumer Supply Chain Counsel
Email: [***]

or to such other place as either Party may designate by written notice to the other in accordance with the terms hereof.

20.08 Failure to Exercise. The failure of either Party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such Party thereafter to enforce each such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Subject to Sections 20.01 (Governing Law) and 20.02 (Dispute Resolution; Venue), any remedies provided herein are cumulative and not exclusive of any remedies provided by law or equity.

20.09 Assignment and Subcontractors. This Agreement may not be assigned by Buyer without the prior written consent of the Manufacturer, except that Buyer may assign its rights and/or obligations hereunder to (i) any of its Affiliates, (ii) a successor to its business, and (iii) with respect to any Product, to a third party that acquires greater than 50% of the production value of Buyer’s rights to the Product. Manufacturer acknowledges that Buyer has entered into this Agreement after consideration of the unique talent, experience and particular attributes of Manufacturer to manufacture and supply the Product. Therefore, this Agreement and all rights and obligations hereunder are personal to Manufacturer and may not be assigned or transferred by Manufacturer without the express written consent of Buyer, which consent may be withheld or given in Buyer’s sole discretion. Any such assignment or attempted assignment or transfer in the absence of the prior written consent of Buyer shall be void and without effect at the option of the Buyer. Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns. Manufacturer shall not subcontract any part of the manufacturing, packaging or supplying of the Products, testing procedures, or any of its other obligations hereunder to a third party, including to any Manufacturer Affiliate, without the prior written consent of Buyer. Manufacturer shall be responsible for (a) ensuring that any permitted subcontractors comply with this Agreement; (b) all actions of such subcontractors in connection with this Agreement, including any actions that would be in breach of this Agreement if performed by Manufacturer; and (c) all payments due to permitted subcontractors; all materials, equipment and labor used by permitted subcontractors in providing services; and keeping Buyer’s premises and equipment free of all liens. Pursuant to Public Law 95-507, the provision at 48 Code of Federal Regulations 52.219-9 (Utilization of Small Business Concerns) is incorporated into this Agreement if the value is in excess of $500,000. This clause is aimed at maximizing opportunities for small, disadvantaged and women-owned businesses where appropriate and is intended for suppliers who offer further subcontracting opportunities. When these conditions exist, Manufacturer shall use its best efforts to carry out this policy in the award of subcontracts to the fullest extent consistent with its efficient performance of this Agreement.

20.10 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, to the extent the economic benefits conferred thereby to both Parties remain substantially unimpaired, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions or affecting the validity or enforceability of any of such provisions in any other jurisdiction.

20.11 Further Assurances. Upon reasonable request from Buyer therefor, Manufacturer shall provide to Buyer, promptly, any Product samples, manufacturing information and other information as is necessary for Buyer to complete or obtain U.S. or foreign registration (including reimbursement arrangements) or approval in any territory where Buyer is allowed to sell product or use technology.

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20.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and such counterparts together shall constitute one and the same instrument. Electronically executed or electronically transmitted (including via fax) signatures shall have the full force and effect of original signatures.

20.13 Expenses. Each Party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.

20.14 Survival. The following sections survive any termination or expiration of this Agreement: the final sentence of Section 5.04 (Exclusive Rights), Section 8.06 (Effect of Breach and Termination), Section 10.03 (Books and Records), and Articles 11 (Quality/Defective Product/Inspections/Testing), 13 (Insurance), 14 (Labeling; Artwork; Proprietary Rights), 15 (Confidentiality), 16 (Public Announcements), 17 (Representations and Warranties), 19 (Indemnification), and 20 (Miscellaneous), and any other provisions that by their nature and context are intended to survive.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as of the day and year first above written.

Kenvue Brands LLC

By: /s/Manmeet Narula

Name: Manmeet Narula

Title: Senior Director Procurement NA

Sonoma Pharmaceuticals, Inc.

By: /s/Amy Trombly

Name: Amy Trombly

Title: Chief Executive Officer

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